Exhibit 99.1

KISSES FROM ITALY ANNOUNCES APPOINTMENT OF AWARD-WINNING

CELEBRITY CHEF SCOTT CONANT TO BOARD OF DIRECTORS

MIAMI, FL / ACCESSWIRE / October 10, 2023 / Kisses From Italy Inc. (OTCQB: KITL), a publicly listed U.S.-based company, restaurant chain operator, franchisor, and product distributor with locations in the United States, Canada, and Europe proudly announces the appointment of celebrity Chef, Scott Conant, to its Board of Directors. Mr. Conant will take on the lead role in overall brand development and marketing efforts.

Claudio Ferri, co-CEO, CIO, and co-founder of Kisses From Italy, commented, “Having Scott on our board of directors is the next natural step in our company’s evolution. Scott will bring his expertise at all levels to Kisses From Italy, and we look forward to continuing to benefit from his insights and ideas as our company continues to drive toward growth and expansion. Ferri added, “As I continue to get to know Scott on a business and personal level, I could not have been happier when Scott accepted the nomination to our board. Scott is not just a partner in a new brand; he is so much more than that. He is a significant part of Kisses From Italy as a whole. We continue to progress on many facets as we move forward in searching for the right spot to launch our flagship location of The Ponte San’gwich Shoppe & Italian Deli (SM), and the team is also already in the process of developing some exciting products and expanding current products. We are targeting retail markets very shortly, which we are excited to share with everyone soon.”

Scott Conant, Food Network celebrity, two-time James Beard Award-winning chef, cookbook author, and Kisses From Italy’s newest board member, commented, “I’m honored to accept this new position as a board member. After nearly 40 years of cooking professionally and my insatiable appetite for food culture, this opportunity will allow me to share my expertise with a broader audience. I look forward to sharing with the board of directors insights that can assist in shaping the company's culinary direction, product development, and overall strategy for success. This is a journey for personal growth and learning as well; if I can inspire other aspiring chefs and food entrepreneurs, and provide mentorships to young professionals in the industry — those are goals I strive for to help mold the next generation of culinary talent. As a new member of the board of directors of Kisses From Italy, it’s vital for me to continue the dialogue around sustainability, responsible sourcing, ethical practices, and promoting healthy eating habits. I am excited to be part of the driving force for positive change within this industry and make a bigger impact on society.”

Michele Di Turi, President, co-CEO, and co-founder of Kisses From Italy, also stated, “Taking our partnership with Scott and his team to the next level is one of the best things to happen to our company since creating our newest brand with Scott, The Ponte San’gwich Shoppe & Italian Deli (SM). Overall, we have been working diligently to re-align our current strategy. The hunt for our first New York City location is ongoing, and we are honing in on the best spot to plant our flag. We also want to thank Dan Rowe, Founder and CEO of Fransmart, for taking time and a hands-on approach to helping the team, with his expertise, to find the best location available.” Di Turi light-heartedly added, “We all love New York City, but the best option is to approach cautiously, especially since the New York market is not for the faint of heart. The excitement in the team keeps building, especially when considering the components, Kisses From Italy, Scott Conant, and Dan Rowe, along with all their teams and what everyone brings to the table.”

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Following the recent announcement of the new strategic alliance between Kisses From Italy and Scott Conant with franchise industry giant Fransmart, they have begun taking the necessary steps for a first location, full franchise rollout and product development, and expansion.

About Chef Scott Conant

Scott Conant is a two-time James Beard Award-winning chef, cookbook author, and TV personality. With a career spanning more than 35 years, Conant brings a deft touch and unwavering passion to creating culinary experiences with thoughtful hospitality and soulful cuisine. His portfolio of acclaimed restaurants includes Mora Italian (Phoenix, AZ), The Americano (Scottsdale, AZ and Atlanta, GA), and Cellaio at Resorts World Catskills (Monticello, NY). He has also published four cookbooks: New Italian Cooking, Bold Italian, The Scarpetta Cookbook, and his newest and most personal book to date, Peace, Love, and Pasta: Simple and Elegant Recipes from a Chef’s Home Kitchen, which launched in September 2021. Conant has been a popular presence on Food Network for years, becoming a fan favorite as a recurring judge on Chopped since 2009 and frequent co-host of Beat Bobby Flay. As Chef Conant embarks on new opportunities, he looks forward to continuing to share his enduring philosophy that emphasizes the beauty of simplicity. For more information, visit ScottConant.com.

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About Fransmart

Fransmart is a global leader in franchise development, selling over 5,000 franchises worldwide and turning emerging restaurant concepts into national and global brands for 20 years. Company founder Dan Rowe identified and grew brands like Five Guys Burgers & Fries, QDOBA Mexican Grill, and The Halal Guys from 1-5 unit businesses to the powerhouse chains they are today. Fransmart's current and past franchise development portfolio brands have opened thousands of restaurants globally. Fransmart and its partner brands are committed to franchise development growth. For more information, visit www.fransmart.com.

About Kisses From Italy Inc.

Kisses From Italy Inc. is a U.S.-based restaurant chain operator, franchisor, and product distributor with locations in North America and Europe. The company offers a quick-service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses From Italy offerings include sandwiches, salads, Italian roasted coffee, coffee-related beverages, and various other products. In November 2020, Kisses From Italy launched its retail branded products for distribution stores across Canada. Currently, our products are offered in grocery stores and retail food stores.

The company operates three corporate-owned stores and two franchised locations in the U.S. and Canada. It successfully commenced operations in May 2015 with its flagship location in Ft. Lauderdale at 3146 NE 9th St. The company opened its inaugural European location in Ceglie del Campo, Bari, Italy, in October 2019. In September 2019, FINRA approved our common stock for trading, and in October 2019, it approved our common stock for up-listing to the OTCQB tier of the OTC Markets Group under the ticker symbol KITL.

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Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations, forecasts, and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These risks and uncertainties are further defined in filings and reports by the company with the Securities and Exchange Commission ("SEC"). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to several factors detailed from time to time in our filings with the SEC. Reference is made to cautionary statements outlined in the company's most recent SEC filings, available at www.sec.gov and the company's website at www.kissesfromitaly.com. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, unanticipated events, or changes to future operating results.

For more information, please visit www.kissesfromitaly.com.

Contact Information:

Kisses From Italy Inc.

305-423-7129

info@kissesfromitaly.com

SOURCE: Kisses From Italy Inc.

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